Exhibit 12
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                                     THE NARRAGANSETT ELECTRIC COMPANY
                             Computation of Ratio of Earnings to Fixed Charges
                                              (SEC Coverage)
                                                (Unaudited)
                                   12 Months
                                     Ended
                                 June 30, 1995                Years Ended December 31,
                                    Actual  -------------------------------------------------------------
                                  (Unaudited)   1994        1993        1992       1991        1990
                                --------------  ----        ----        ----       ----        ----
                                                                   (In Thousands)
Net Income                         $20,112    $14,589     $14,274     $21,052    $16,820     $17,599
----------

Add income taxes and fixed charges
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  Current federal income taxes        (481)     1,020       2,183       4,608      1,558       7,624
  Deferred federal income taxes      8,317      3,930       2,199       4,560      5,528         351
  Investment tax credits - net        (506)      (508)       (508)       (507)      (500)       (504)
  Interest on long-term debt        15,590     14,334      12,715      13,290     12,581      11,016
  Interest on short-term debt and other3,331    2,897       2,074       1,277      2,500       2,968
                                   -------    -------     -------     -------    -------     -------

Net earnings available for fixed charges$46,363$36,262    $32,937     $44,280    $38,487     $39,054
                                   -------    -------     -------     -------    -------     -------
Fixed charges:
  Interest on long-term debt       $15,590    $14,334     $12,715     $13,290    $12,581     $11,016
  Interest on short-term debt and other3,331    2,897       2,074       1,277      2,500       2,968
                                   -------    -------     -------     -------    -------     -------

        Total fixed charges        $18,921    $17,231     $14,789     $14,567    $15,081     $13,984
                                   =======    =======     =======     =======    =======     =======

Ratio of earnings to fixed charges    2.45       2.10        2.23        3.04       2.55        2.79
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